Exhibit 99.1

Contacts:	Nancy C. Lee	Jim Finn
	Investor Relations	Corporate Communications
	Oracle Corporation	Oracle Corporation
	(650) 506-4073	(212) 508-7760

Oracle Buys PeopleSoft

Oracle and PeopleSoft Sign Definitive Merger Agreement

Redwood Shores, Calif., December 13, 2004 – Oracle Corporation today announced that it has signed a definitive merger agreement to acquire PeopleSoft, Inc., for $26.50 per share (approximately $10.3 billion). The transaction has been approved by the boards of directors of both companies and should close by early January.

“Today we announced both a great quarter and the agreement to acquire PeopleSoft. This merger gives Oracle even more scale and momentum,” said Oracle Chief Executive Officer Larry Ellison. “The real highlight of our most recent quarter was the 57 percent growth in our applications business, and this merger is going to make that applications business bigger and stronger.

“On an adjusted pro forma basis, we expect this merger to be one cent accretive in Q4 of this year (FY05), about two cents a quarter or eight cents per year, in FY06, and a bit more in FY07.

“This merger works because we will have more customers, which increases our ability to invest more in applications development and support. We intend to enhance PeopleSoft 8 and develop a PeopleSoft 9 and enhance a JD Edwards 5 and develop a JD Edwards 6. We intend to immediately extend and improve support for existing JD Edwards and PeopleSoft customers worldwide.”

Oracle is amending its current tender offer for all outstanding shares of PeopleSoft to expire at midnight, New York City time, on December 28, 2004. As of the close of business on Friday, December 10, 2004, approximately 120,600,093 shares had been tendered in and not withdrawn from the offer.

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON NOVEMBER 3, 2004 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Oracle’s future prospects, which are “forward-looking statements” are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, the following: (1) Economic, political and market conditions could adversely affect purchasing decisions for computer software and services throughout the world. The war on terrorism and the potential for other hostilities in various parts of the world continue to contribute to a climate of economic and political uncertainty that could adversely affect revenues. Delays in closing of transactions, reductions in size of individual transactions without an offsetting increase in volume, unanticipated fluctuations in currency exchange rates, delays in product delivery, or a decline in our renewal rates for software license updates and product support can cause quarterly revenues and income to fall short of anticipated levels. (2) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. An unexpected decline in revenues without a corresponding and timely slowdown in expense growth could have a material adverse effect on results of operations. (3) Oracle continues to introduce new or enhanced versions of its products and services, such as Oracle Database 10g, Oracle Application Server 10g, Oracle E-Business Suite, Oracle Collaboration Suite, Oracle Customer Data Hub and Oracle On Demand. The market acceptance and contribution to Oracle’s revenues of these new versions or products and services cannot be assured. (4) Oracle periodically has made changes to its pricing model and sales organization, which could lead to a decline or delay in sales as its sales force and customers adjust to the new pricing policies and organizational changes. Intense competition in the various markets in which Oracle competes may also put pressure on Oracle to reduce prices. (5) The market for Oracle’s products is intensely competitive and is characterized by rapid technological advances and frequent new product introductions. There can be no assurances that Oracle will continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. (6) We have publicly announced our intention to acquire complementary businesses and technologies. Our inability to integrate any such acquisitions quickly and efficiently with our existing business could have a material adverse effect on our business, results of operations, financial condition or cash flows. All information set forth in this release is current as of December 13, 2004. Oracle undertakes no duty to update any statement in light of new information or future events. For further information regarding risks and uncertainties associated with Oracle’s business, please refer to the “Risk Factors” section of Oracle Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or Oracle’s Investor Relations website at http://www.oracle.com/investor.

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